Exhibit 99.1

LANDMARK APARTMENT TRUST OF AMERICA SECURES A NEW CREDIT FACILITY

RICHMOND, VA March 14, 2013 – Landmark Apartment Trust of America, Inc. today announced that its Operating Partnership (collectively referred to herein as the “Company”) has entered into a credit agreement for a secured credit facility with Bank of America, N.A., as administrative agent, and Citibank, N.A., as syndication agent, with available borrowing capacity of $130.0 million, subject to pledged collateral. The Company may increase the principal amount available under the credit facility by up to $50.0 million, subject to certain terms and conditions. The Company intends to use proceeds from the credit facility to refinance existing debt on certain of its properties and for general corporate purposes.

“This new secured credit facility enhances our balance sheet and provides an additional source of readily accessible capital at a reduced cost, while providing enhanced financial flexibility to execute our business plan,” stated Stanley J. Olander, CEO.

At any time, availability under the line of credit is determined based on a percentage of the appraised value of the pledged collateral properties. As of March 7, 2013, three properties were pledged as collateral under the credit agreement and the Company had drawn approximately $17.4 million in proceeds. The facility allows multiple term loan draws, which are only available to be drawn for six months following the closing date of the credit agreement.

Borrowings under the credit facility bear interest at an annual rate equal to, at the option of the Company, (i) the highest of (A) the federal funds rate, plus  1/2 of 1% and a margin that fluctuates based on the Company’s debt yield, (B) the rate of interest as publicly announced from time to time by Bank of America, N.A. as its prime rate, plus a margin that fluctuates based on the Company’s debt yield or (C) the Eurodollar Rate (as defined in the credit agreement) for a one-month interest period plus 1% and a margin that fluctuates based upon the Company’s debt yield or (ii) the Eurodollar Rate (as defined in the credit agreement) plus a margin that fluctuates based upon the Company’s debt yield. As of March 7, 2013, the current annual interest rate paid on balances outstanding under the credit facility is 2.95%.

The credit facility will mature on March 7, 2015, subject to a one-year extension option if certain conditions are satisfied. Outstanding balances under the credit facility are guaranteed by the Company and its subsidiary entities, and secured by the properties of the guarantors.

About Landmark Apartment Trust of America, Inc.:

Landmark Apartment Trust of America, Inc. is a Richmond, Virginia-based real estate investment trust (REIT) that owns and operates over 10,000 apartment units located throughout the Southern United States. The Company aims to unlock hidden value and unrealized cash flow through the below market acquisition and repositioning of mid-income multifamily properties in targeted Southern markets, where the management team can apply its expertise to create a competitive advantage. For more information about Landmark Apartment Trust of America, please visit http://www.landmarkapartmenttrust.com/.

Investor Contacts:

Stephen Swett, ICR for LATA

Stephen.swett@icrinc.com

Kara Guaraldi, ICR for LATA

Kara.Guaraldi@icrinc.com